EXHIBIT (A)(6)
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                       SAVINGS PLAN FOR THE EMPLOYEES OF
                             ALBEMARLE CORPORATION

To: Participants in the Savings Plan for the Employees of Albemarle
    Corporation

Re: Albemarle Corporation's Offer to Purchase for Cash 5,000,000 Shares of its
    Common Stock (or such lesser number of Shares of its Common Stock as are properly tendered)

Date: August 24, 1998

     This memorandum is being sent to you because you are a participant in the Savings Plan for the Employees of Albemarle Corporation (the "Savings Plan").

     The Savings Plan is described in the Summary Plan Description ("SPD"). Please refer to your Savings Plan SPD for more information regarding the Savings Plan.


ALBEMARLE CORPORATION IS OFFERING TO PURCHASE SHARES OF ITS COMMON STOCK

     Albemarle Corporation (the "Company") is inviting its shareholders to tender shares of the Company's common stock, $.01 par value per share (the "Shares"), for sale directly to the Company. Shareholders are being invited to tender their Shares at prices not in excess of $19.50 nor less than $17.00 net per Share. The details of the invitation to Company shareholders, including Merrill Lynch Trust Company, the trustee of the Savings Plan (the "Trustee") and holder of record of any Shares held in your Savings Plan accounts, are described in the Company's Offer to Purchase, dated August 24, 1998 (the "Offer to Purchase") and this memorandum (which together constitute the "Offer" for purposes of tendering shares held in your Savings Plan Account). Copies of the Offer to Purchase and certain related materials (excluding the Letter of Transmittal) which are being sent to the Company's shareholders generally, are enclosed for your review.

     The Letter of Transmittal referred to above and in the Offer to Purchase cannot be used to tender the Shares held in your Savings Plan Account. Also, please note that if you hold an "odd lot," as described in Section 1 of the Offer to Purchase, in your Savings Plan account, the special odd lot purchase rule will not apply to your Shares in the Savings Plan. That is, the proration provisions that will apply if more than 5,000,000 Shares are properly tendered (as described in Section 1 of the Offer to Purchase) will apply to any Shares tendered from the Savings Plan, even if you are an odd lot holder.


YOUR DECISION WHETHER TO TENDER

     As a participant in the Savings Plan you may direct the Trustee to tender Shares allocated to your Savings Plan account pursuant to the Offer. PARTICIPANTS CONSIDERING TENDERING SHARES FROM THEIR SAVINGS PLAN ACCOUNT SHOULD REVIEW CAREFULLY THE TAX CONSEQUENCES OF DOING SO. (SEE "POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES" BELOW.) ALSO, THE PROCEEDS FROM ANY SALE OF SHARES FROM YOUR SAVINGS PLAN ACCOUNT WILL NOT BE DISTRIBUTED TO YOU. INSTEAD, ANY PROCEEDS WILL CONTINUE TO BE HELD IN THE SAVINGS PLAN AND WILL BE REINVESTED IN THE MERRILL LYNCH RETIREMENT PRESERVATION TRUST (THE MONEY MARKET
FUND) IN ACCORDANCE WITH THE PLAN. (SEE "REINVESTMENT OF SALE PROCEEDS" BELOW).



HOW TO TENDER SHARES

     If you wish to direct the Trustee to tender all or part of the eligible Shares in your Savings Plan account, you should call the Merrill Lynch Voice Response System at 1-800-228-4015 by 5:00 p.m. Eastern Daylight Time, on Thursday, September 17, 1998. Before deciding whether or not to tender your Shares, please carefully read the enclosed materials.

     YOUR ELECTION WILL BE EFFECTIVE ONLY IF YOU CALL THE MERRILL LYNCH VOICE RESPONSE SYSTEM BY 5:00 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, SEPTEMBER 17, 1998. Any calls that are received after this deadline will not be accepted. Your decision to tender (or not to tender) and your reinvestment election are personal decisions you should make based upon your own personal circumstances and desires.

     SAVINGS PLAN ACCOUNTS. Under the Savings Plan, you may direct the Trustee to tender all or part of the Shares that are allocated to your account including Shares that were purchased with Company matching contributions. The service representative at the Merrill Lynch Voice Response System will provide you with the current number of shares allocated to your account in the Albemarle Common Stock Fund. Unallocated Shares (for example, Shares that were recently purchased by the Trustee) are not subject to your tender direction. The Trustee will decide whether and, if so, upon what terms, unallocated Shares will be tendered.
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REINVESTMENT OF SALE PROCEEDS

     If you direct the Trustee to tender Shares allocated to your account in the Savings Plan, proceeds from the sale of the Shares will be invested in the Money Market Fund. In accordance with the Savings Plan's investment transfer provisions, you will be able to transfer amounts from the Money Market Fund to the Saving Plan's other investment funds. The first opportunity that you will have to transfer sale proceeds from the Money Market Fund to the Savings Plan's other investment funds will be the date that the Savings Plan Trustee posts the payment for the tendered Shares to your Savings Plan accounts, which is expected to occur as soon as practicable following the expiration of the Offer.


     IF YOU TENDER SHARES AND LATER ELECT TO TRANSFER FROM THE MONEY MARKET FUND TO THE ALBEMARLE COMMON STOCK FUND, THE CASH WILL BE USED TO PURCHASE COMMON STOCK AT THE MARKET PRICE AT THE TIME OF TRANSFER. ACCORDINGLY, THE REINVESTMENT PURCHASE PRICE MAY BE HIGHER THAN THE SALE PRICE. THIS WOULD RESULT IN A DECREASE IN THE NUMBER OF SHARES CREDITED TO YOUR SAVINGS PLAN ACCOUNT. IT IS ALSO POSSIBLE THAT THE REINVESTMENT PRICE WILL BE LOWER THAN THE TENDER OFFER SALE PRICE, WHICH WOULD RESULT IN AN INCREASED NUMBER OF SHARES BEING CREDITED TO YOUR ACCOUNT. THERE CAN BE NO ASSURANCE OF THE REINVESTMENT PRICE, SINCE IT IS DEPENDENT ON MARKET CONDITIONS AT THE TIME. ALSO, FAVORABLE TAX TREATMENT UNDER THE SAVINGS PLAN MAY BE LOST AS A RESULT OF TENDERING SHARES FROM YOUR ACCOUNT. SEE "POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES" IN THIS MEMORANDUM.


POTENTIAL TAX CONSEQUENCES OF TENDERING SHARES

     TENDERING AND SELLING SHARES FROM YOUR SAVINGS ACCOUNT NOW COULD RESULT IN THE LOSS OF A FAVORABLE TAX TREATMENT AVAILABLE WITH RESPECT TO ANY SHARES THAT SUBSEQUENTLY ARE DISTRIBUTED TO YOU FROM THE SAVINGS PLAN. Shares that you receive in a distribution from the Savings Plan generally are eligible for favorable tax treatment. Specifically, depending upon the type of distribution, all or a portion of any "net unrealized appreciation" on the Shares is not taxable to you until you sell the Shares. If you tender and sell Shares from your Savings Plan account, any net unrealized appreciation in the Shares that are sold will be lost. In addition, if the proceeds are transferred from the Money Market Fund to the Albemarle Common Stock Fund, the cost of the Shares in your account will be recalculated to reflect current market prices of the newly acquired Shares. If your net unrealized appreciation is lost, the amount of tax that you owe immediately upon receipt of a Savings Plan distribution may be greater than if you had not tendered and sold your Shares in the Offer.


CHANGING YOUR INSTRUCTION TO TRUSTEE

     As more fully described in Section 4 of the Offer to Purchase, tenders will be deemed irrevocable unless withdrawn by the dates specified therein. If you instruct the Trustee to tender Shares, and you subsequently decide to change your instructions, you may do so by calling the Merrill Lynch Voice Response System NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, SEPTEMBER 17, 1998. Any notice of change of instruction to the Trustee must specify your name, your social security number, the number of Shares tendered, whether employee pre-tax, employee after-tax or employer matching shares, and the number of Shares to be withdrawn. Upon receipt of a timely notice of change of instruction to the Trustee, previous instructions to tender with respect to such Shares will be deemed cancelled. If you later wish to retender Shares, you may call the Merrill Lynch Voice Response System at 1-800-228-4015 AT OR BEFORE 5:00 P.M., EASTERN DAYLIGHT TIME, ON THURSDAY, SEPTEMBER 17, 1998.


IF YOU HAVE QUESTIONS

     If you have any questions about the Offer or any of the other matters discussed above, please call Corporate Investor Communications, Inc., the Information Agent, at (888) 619-7386 (toll free). If you wish, your inquiry may be made on a confidential basis. If you have questions about the Savings Plan, please refer to the Savings Plan SPD. Additional copies of the SPD for the Savings Plan may be obtained from your local human resources representative or Janet Gianelloni, Manager, Benefits at (504) 388-7619.

NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY PARTICIPANT AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH PARTICIPANT MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE OR PRICES.